UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Black Hills Corporation
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BLACK HILLS CORPORATION
625 Ninth Street
Rapid City, South Dakota 57701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2006

April 12, 2006

Dear Shareholder:

You are invited to attend the annual meeting of shareholders of Black Hills Corporation to be held on Wednesday, May 24, 2006 at 9:30 a.m., local time, at The Journey Museum, 222 New York Street, Rapid City, South Dakota. The purpose of our annual meeting is to consider and take action on the following:

1.                Election of three directors in Class III:  David C. Ebertz, John R. Howard and Stephen D. Newlin.

2.                Ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year 2006.

3.                Any other business that properly comes before the annual meeting.

The enclosed proxy statement discusses the important matters to be considered at this year’s meeting. Our common shareholders of record as of April 5, 2006 can vote at the annual meeting.

Your vote is very important. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy. If you own shares of common stock other than the shares shown on the enclosed proxy, you will receive a proxy in a separate envelope for each such holding. Please vote each proxy received. To make sure that your vote is counted if voting by mail, you should allow enough time for the postal service to deliver your proxy before the meeting.

Sincerely,
ROXANN R. BASHAM
Vice President—Governance and Corporate Secretary

BLACK HILLS CORPORATION
625 Ninth Street
Rapid City, South Dakota 57701

PROXY STATEMENT

A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation, to be voted at the annual meeting of our shareholders to be held Wednesday, May 24, 2006, and at any adjournment of the annual meeting.

The enclosed form of proxy, when executed and returned, will be voted as set forth therein. Any shareholder signing a proxy has the power to revoke the proxy in writing, addressed to our secretary, or in person at the meeting at any time before the proxy is exercised.

We will bear all costs of the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, fax, or in person. We have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies at an anticipated cost of $6,000 plus out-of-pocket expenses. Also, we will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy materials to the beneficial owners of stock.

This proxy statement and the accompanying form of proxy are to be first mailed on or about April 12, 2006. Our 2005 annual report to shareholders is being mailed to shareholders with this proxy statement.

VOTING RIGHTS AND PRINCIPAL HOLDERS

Only our shareholders of record at the close of business on April 5, 2006, will be entitled to vote at the meeting. Our outstanding voting stock as of such record date consisted of  33,244,313 shares of our common stock.

Each outstanding share of our common stock is entitled to one vote. Cumulative voting is permitted in the election of our Board of Directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

TABLE OF CONTENTS

Commonly Asked Questions and Answers About the Annual Meeting Process	1
Election of Directors	4
Security Ownership of Management and Principal Shareholders	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
The Board, Committees and Corporate Governance Matters	7
Directors’ Fees	10
Executive Compensation	10
Equity Compensation Plan Information	18
Defined Benefit Retirement Plan	18
Nonqualified Supplemental Retirement Plan	19
Estimated Annual Retirement Benefits	20
Nonqualified Deferred Compensation Plan	20
Change of Control Agreements	20
Stock Performance Graph	23
Audit Committee Report	23
Principal Accounting Firm Fees	24
Ratification of Appointment of Independent Registered Public Accounting Firm	25
Transaction of Other Business	25
Shareholder Proposals for 2007 Annual Meeting	25
Shared Address Shareholders	26
Annual Report on Form 10-K	26
Appendix A—Policy for Director Independence	A-1

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING PROCESS

Q:             Who is soliciting my proxy?

A:               The Board of Directors of Black Hills Corporation.

Q:             Where and when is the annual meeting?

A:               9:30 a.m., local time, May 24, 2006 at The Journey Museum, 222 New York Street, Rapid City, South Dakota.

Q:             What am I voting on?

A:               •  Election of three directors in Class III:  David C. Ebertz, John R. Howard and Stephen D. Newlin.

                           •  Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2006.

Q:             Who can vote?

A:               Holders of our common stock as of the close of business on the record date, April 5, 2006, can vote at our annual meeting. Each share of our common stock gets one vote. Cumulative voting is permitted in the election of directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

Q:             How do I vote?

A:               There are three ways to vote by proxy:

•       by calling the toll free telephone number on the enclosed proxy;

•       by using the Internet; or

•       by returning the enclosed proxy in the envelope provided.

You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. If this is the case, you will need to follow their instructions.

If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for directors. You can also specify whether you approve, disapprove or abstain from the other proposals.

If you do not mark any sections, your proxy card will be voted:

•       in favor of the election of the directors named in Item 1; and

•       in favor of Item 2.

You have the right to revoke your proxy any time before the meeting by:

•       entering a new vote by telephone or Internet;

•       notifying our secretary in writing;

•       sending a later dated proxy changing your vote; or

•       attending the meeting in person and revoking your proxy at any time before the proxy is exercised.

Q:             Who will count the vote?

A:               Representatives of Wells Fargo Bank, N.A. will count the votes and serve as judges of the election.

Q:             What constitutes a quorum?

A:               As of the record date, April 5, 2006, 33,244,313 shares of our common stock were issued and outstanding. In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a “quorum.”  If you submit a properly executed proxy card, you will be considered as part of the quorum. Proxies marked as abstaining and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of determining a quorum.

Q:             What vote is needed for these proposals to be adopted?

A:               The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For each other item, the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Q:             Is cumulative voting permitted for the election of directors?

A:               In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are three directors to be elected at the annual meeting, you could allocate 300 “For” votes (three times 100) among as few or as many of the three nominees to be voted on at the annual meeting as you choose.

If you chose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

Q:             What should I do now?

A:               You should vote your shares by telephone, by the Internet or by returning your signed and dated proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the annual meeting.

Q:             Who conducts the proxy solicitation and how much will it cost?

A:               We are asking for your proxy for the annual meeting and will pay all the cost of asking for shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and ask for proxies. Georgeson Shareholder Communications, Inc.’s fee for these services is anticipated to be $6,000, plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and regular employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Q:             Can I revoke my proxy?

A:               Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by written notice. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the meeting and vote in person.

Q:             How will my shares be voted if they are held in a broker’s name?

A:               Your broker may vote shares nominally held in its name, or in what is commonly called “street name,” under some circumstances, only if you provide the broker with written instructions on how to vote.

Q:             What happens if I do not give my broker instructions?

A:               Absent your instructions, under some circumstances, these shares will not be voted. Therefore, we urge you to instruct your broker in writing to vote shares held in street name.

Q:             Who should I call with questions?

A:               If you have questions about the annual meeting, you should call Roxann R. Basham, Vice President—Governance and Corporate Secretary, at (605) 721-1700.

Q:             When are the shareholder proposals for the annual meeting held in 2007 due?

A:               In order to be considered, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to December 13, 2006.

ELECTION OF DIRECTORS

In accordance with our Bylaws and Article Sixth of our Articles of Incorporation, members of our Board of Directors are elected to three classes of staggered terms consisting of three years each. At this annual meeting of our shareholders, three directors will be elected to Class III of the Board of Directors to hold office for a term of three years until our annual meeting of shareholders in 2009, and until their respective successors shall be duly elected and qualified.

All three nominees for directors are presently members of our Board of Directors.  Mr. Newlin was elected by the Board of Directors in January 2004 and is nominee for election for the first time. Mr. Newlin was recommended for nomination by an individual contacted through an executive led search process. The proxy attorneys will vote your stock for the election of the three nominees for directors, unless otherwise instructed. If, at the time of the meeting, any of such nominees shall be unable to serve in the capacity for which they are nominated or for good cause will not serve, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as proxy attorneys to vote, at their discretion, for such nominees as the Governance Committee may recommend and the Board of Directors may propose to replace those who are unable to serve. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of the nominees to the Board of Directors.

The following information, including principal occupation or employment for the past five or more years, is furnished with respect to each of the following persons who are nominated as Class III Directors, each to serve for a term of three years to expire in 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:

Nominees for Election Until
2009 Annual Meeting—Class III

Name, Age, Principal Occupation for Last Five Years and Other Directorships	Director Since
David C. Ebertz, 60 President, Dave Ebertz Risk Management Consulting, a firm specializing in insurance and risk management services for schools and public entities, since January 2000.	1998
John R. Howard, 65 Former President, Industrial Products, Inc., an industrial parts distributor, providing equipment and supplies to the mining and manufacturing industries, from 1992 to 2003 and Special Projects Manager for Linweld, Inc. in Lincoln, Nebraska.	1977

Stephen D. Newlin, 53
Chairman, President and Chief Executive Officer of PolyOne Corporation, a global polymer compounding and North American distribution company, since February 2006. Former President, Industrial Sector, Ecolab, Inc., a provider of services, specialty chemicals and equipment serving industrial and institutional clients, from 2003 to February 2006. Private Investor and Business Advisor, 2001 to 2003. President, Chief Operating Officer and Director of Nalco Chemical Company, a water/process treatment specialty chemical company from 1998 to 2001. Concurrently from 1999 to 2001, Chairman, Nalco Exxon Energy Chemicals.

2004

Directors Whose Terms Expire at
2007 Annual Meeting—Class I

Name, Age, Principal Occupation for Last Five Years and Other Directorships	Director Since
Jack W. Eugster, 60 Former Non-Executive Chairman of Shopko Stores, Inc., a general merchandise discount store chain, from 2001 to 2005. Former Chairman, Chief Executive Officer and President of Musicland Stores, Inc., a retail music and home video company, from 1986 until his retirement in 2001. Currently Director of Donaldson Co., Inc., Graco, Inc. and Golf Galaxy, Inc.	2004
Richard Korpan, 64 Former Chairman, President and Chief Executive Officer of Florida Progress Corporation and Chairman of Florida Power Corporation, electric utility and energy companies located in St. Petersburg, Florida, from 1998 to 2000.	2003
Thomas J. Zeller, 58 President, RESPEC, a technical consulting and services firm with expertise in engineering, information technologies and water and natural resources, since 1995.	1997

Directors Whose Terms Expire at
2008 Annual Meeting—Class II

Name, Age, Principal Occupation for Last Five Years and Other Directorships	Director Since
David R. Emery, 43 Chairman, President and Chief Executive Officer of Black Hills Corporation, since April 2005. Formerly held various positions with Black Hills Corporation, including President and Chief Executive Officer, President and Chief Operating Officer—Retail Business Segment and Vice President—Fuel Resources. Mr. Emery has 16 years of experience with Black Hills Corporation.	2004
Kay S. Jorgensen, 55 Owner and Chief Executive Officer of KSJ Enterprises, LLC, providing marketing and development services since January 2006. Former owner and Chief Executive Officer, Jorgensen-Thompson Creative Broadcast Services, Inc., a radio broadcast services company from 1997 to 2005. Previously served in the South Dakota State Legislature and on various state and local boards and commissions.	1992
William G. Van Dyke, 60 Former Chairman of Donaldson Company, Inc., a diversified manufacturer of air and liquid filtration products from August 2004 to July 2005 and Chairman, Chief Executive Officer and President of Donaldson Company, Inc., from 1996 to 2004. Currently Director of Alliant Techsystems and Graco, Inc.	2005
John B. Vering, 56 Managing Director of Lone Mountain Investments, Inc., agricultural and oil and gas investments, since 2002. Co-founded PMT Energy, LLC, a natural gas and exploration company focused on the Appalachia Basin, in 2003. President and Chief Operating Officer of Fossil Bay Resources, Inc., an oil and gas exploration company, from September 2000 to February 2001.	2005

Security Ownership of Management and Principal Shareholders

The following table sets forth the beneficial ownership of our common stock as of March 15, 2006 for each director and nominee for director, each executive officer named in the summary compensation table, all of our directors and executive officers as a group, and each person or entity known by us to beneficially own more than five percent of our outstanding shares of common stock. Beneficial ownership includes shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days of March 15, 2006.

Except as otherwise indicated by footnote below, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by that individual or entity.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Options Exercisable Within 60 Days	Directors Common Stock Equivalents(2)	Total	Percentage(3)
Directors and Named Executive Officers
Russell L. Cohen	14,989		33,787		48,776	*
David C. Ebertz	5,251			3,386	8,637	*
David R. Emery	39,538	(4)	73,882		113,420	*
Jack W. Eugster	4,000			1,085	5,085	*
Linden R. Evans	11,213		8,333		19,546	*
John R. Howard	16,864			8,860	25,724	*
Kay S. Jorgensen	6,275			5,062	11,337	*
Richard Korpan	2,000			1,616	3,616	*
Stephen D. Newlin	2,504			1,262	3,766	*
Thomas M. Ohlmacher	34,452		28,026		62,478	*
Mark T. Thies	31,574	(5)	58,047		89,621	*
William G. Van Dyke	757			572	1,329	*
John B. Vering	2,278	(6)		572	2,850	*
Thomas J. Zeller	3,524	(7)		3,716	7,240	*
All directors and executive officers as a group (21 persons)	263,506		410,452	26,131	700,089	2.1%
Five Percent Shareholders
Barclays Global Investors, NA	2,598,142	(8)			2,598,142	7.8%
and Barclays Global Fund
Advisors, et. al. 45 Freemont Street San Francisco, CA 94105
First Trust Portfolios L.P.,	2,474,995	(9)			2,474,995	7.5%
First Trust Advisors L.P. and
The Charger Corporation 1001 Warrenville Road Lisle, IL 60532
T. Rowe Price Associates, Inc.	2,220,640	(10)			2,220,640	6.7%
100 East Pratt Street
Baltimore, MD 21202

*                    Represents less than one percent of the common stock outstanding.

(1)          Includes restricted stock held by the following executive officers which they have voting power but not investment power and restricted stock units the executive officer has the right to acquire within 60 days as to which he has no current voting or investment power: Mr. Cohen—3,908 shares and 7,402 restricted stock units; Mr. Emery—18,332 shares; Mr. Evans—6,531 shares; Mr. Ohlmacher—9,581 shares and 18,189 restricted stock units; Mr. Thies—5,303 shares and 10,624 restricted stock units; and all directors and executive officers as a group—64,698 shares and 39,827 restricted stock units.

(2)          Represents common stock allocated to the directors’ accounts in the directors’ stock based compensation plan, of which the trustee has sole voting and investment authority.

(3)          Shares of common stock which were not outstanding but could be acquired by a person upon exercise of an option within sixty days of March 15, 2006, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(4)          Includes 19,916 shares owned jointly with Mr. Emery’s spouse as to which he shares voting and investment authority.

(5)          Includes 6,629 shares owned jointly with Mr. Thies’ spouse as to which he shares voting and investment authority.

(6)          Includes 2,000 shares owned jointly with Mr. Vering’s spouse as to which he shares voting and investment authority.

(7)          Includes 225 shares owned jointly with Mr. Zeller’s spouse as to which he shares voting and investment authority.

(8)          Information is as of December 31, 2005, and is based on a Schedule 13G filed on January 26, 2006.

(9)          Information is as of December 31, 2005 and is based on a Schedule 13G filed on February 9, 2006.

(10)   Information is as of December 31, 2005 and is based on a Schedule 13G filed on February 14, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of our records and copies of reports on Form 3, 4 and 5 furnished to us, we believe that during and with respect to 2005 all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis.

The Board, Committees and Corporate Governance Matters

Board of Directors.   Our directors review and approve our strategic plan and oversee management of the Company. Our Board of Directors held eleven meetings during 2005. Directors’ attendance at all Board and Committee meetings averaged 97 percent. During 2005, every director attended at least 75 percent of the combined total of Board meetings and Committee meetings on which the director served. Each regularly scheduled meeting of the Board includes an executive session of only independent directors. The Company encourages directors to attend the annual shareholders’ meeting. All ten directors holding office during 2005 were in attendance at the 2005 annual meeting of shareholders.

Board Independence.   The Board of Directors has adopted a Policy for Director Independence that includes categorical standards for independence. This Policy is attached as Appendix A. The Board has determined that all members of the Board except Mr. Emery are “independent” in accordance with the

Company’s Policy for Director Independence and the New York Stock Exchange (“NYSE”) listing standards. Mr. Emery is not independent because he is a senior executive of the Company.

Presiding Director and Executive Sessions.   In late 2001, the Board of Directors established the position of Lead Director which they renamed to Presiding Director in 2005. John R. Howard was elected to hold this position, and continues to do so. The responsibilities of Presiding Director, as provided in the Board’s Governance Guidelines, are to chair executive sessions of the independent directors and communicate the Board’s annual evaluation of the Chairman and Chief Executive Officer to the Chief Executive Officer. The Presiding Director, together with the independent directors, establishes the agenda for executive sessions, which are held at the end of each regular Board meeting. The Presiding Director serves as a liaison between the independent members of the Board and the Chairman, President and Chief Executive Officer, and discusses, to the extent appropriate, matters discussed by the independent directors in executive session. The Presiding Director also presides over regular meetings of the Board in the absence of the Chairman.

Corporate Governance Documents.   The charters of the Audit, Compensation, Executive and Governance committees, as well as the Board’s Corporate Governance Guidelines and the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and certain other persons performing similar functions can be found in the “Governance” section of the Company’s website (www.blackhillscorp.com/corpgov.htm). Copies may also be obtained upon request from the Company’s Corporate Secretary. Please note that none of the information contained on our website is incorporated by reference in this proxy statement.

Audit Committee.   Our Audit Committee is comprised of Jack W. Eugster, John R. Howard, William G. Van Dyke, John B. Vering and Thomas J. Zeller, with Mr. Zeller serving as Chairperson. The Committee appoints an independent registered public accounting firm for ratification by our shareholders, pre-approves all audit and non-audit services provided by the external auditors, reviews the scope and results of the annual audit including reports and recommendations of the independent registered public accountants, reviews our internal audit function, and periodically confers with the internal audit group, our management, and our independent registered public accounting firm. All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Audit Committee held six meetings in 2005.

In accordance with our written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. In accordance with the rules of the NYSE, all of the members of the Audit Committee are financially literate. The Board determined that Messrs. Eugster, Howard, Van Dyke, Vering and Zeller each have the requisite attributes of an “audit committee financial expert” as provided in regulations promulgated by the Securities and Exchange Commission, and that such attributes were acquired through relevant education and/or experience.

Mr. Eugster serves on the audit committees of four public companies. In accordance with the NYSE Corporate Governance Rules, the Board discussed the time requirements and demand of serving on four public audit committees. The Board concluded that Mr. Eugster’s service on multiple public audit committees is supported by his retirement status and significant experience and would not impair his ability to effectively serve on our Audit Committee.

Compensation Committee.   Our Compensation Committee is comprised of David C. Ebertz, Kay S. Jorgensen, Richard Korpan and Stephen D. Newlin, with Mr. Korpan serving as Chairperson. The Committee performs functions required by the Board of Directors in the administration of all federal and state statutes relating to employment and compensation and considers and approves the Company’s compensation program including benefits, stock option plans and stock ownership plans. The Committee annually (i) reviews the performance of the Chairman, President and Chief Executive Officer, in

conjunction with the independent directors, and recommends to the independent directors the compensation level for the Chairman, President and Chief Executive Officer, (ii) reviews the Chief Executive Officer’s evaluation of the Chief Operating Officer—Wholesale, Chief Operating Officer—Retail and Chief Financial Officer and recommends to the Board the compensation levels for these three officer positions, and (iii) reviews the Chief Executive Officer’s evaluation and compensation recommendations for the other senior executive officers and the subsidiary business unit leaders, and reports its actions to the full Board. All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Compensation Committee held six meetings in 2005.

Executive Committee.   Our Executive Committee is comprised of David C. Ebertz, David R. Emery, John R. Howard, Kay S. Jorgensen and Thomas J. Zeller, with Mr. Emery serving as Chairperson. The Committee acts upon authority delegated by the Board of Directors in the interval between meetings of the Board. The Executive Committee held one meeting in 2005.

Governance Committee.   Our Governance Committee is comprised of  Jack W. Eugster, John R. Howard, Stephen D. Newlin and John B. Vering, with Mr. Howard serving as Presiding Director and Chairperson. The Governance Committee operates under a written charter. The Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. The Bylaws and the Charter of the Governance Committee provide that the Presiding Director shall serve as Chairperson. All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Governance Committee held three meetings in 2005.

Members of the Committees referred to above are designated by our directors upon recommendation of the Governance Committee each year at a meeting held following our annual meeting of shareholders.

Consideration of Director Nominees.   The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Board candidates are considered based upon various criteria, including diverse business, administrative and professional skills or experiences; an understanding of relevant industries, technologies and markets; financial literacy; independence status; the ability and willingness to contribute time and special competence to Board activities; personal integrity and independent judgment; and a commitment to enhancing shareholder value. The Committee considers these and other factors as it deems appropriate, given the current needs of the Board and the Company. The Committee considers candidates for Board membership suggested by a variety of sources, including current or past Board members, members of management and shareholders. There are no differences in the manner by which the Committee evaluates director candidates recommended by shareholders from those recommended by other sources. The Committee has also retained a third-party executive search firm to identify candidates upon request of the Committee from time to time.

Nominations from our shareholders for membership on the Board of Directors will be considered by the Governance Committee. A shareholder who wishes to submit names for future consideration for Board membership should do so in writing, with whatever supporting material the shareholder considers appropriate, addressed to Governance Committee, c/o Corporate Secretary, Black Hills Corporation, P.O. Box 1400, Rapid City, South Dakota 57709.

Communications with the Board.   Shareholders and others interested in communicating directly with the Presiding Director, with the independent directors as a group, or the Board of Directors may do so in writing to the Presiding Director, Black Hills Corporation, P.O. Box 1400, 625 Ninth Street, Rapid City, South Dakota, 57709.

Directors’ Fees

Effective May 25, 2005, non-employee directors receive an annual fee of $28,000 plus a fee of $1,250 for each board meeting and committee meeting attended, provided such committee meetings are substantive in nature and content. Also, the Presiding Director receives an annual retainer fee of $8,000 and the Committee Chairpersons receive an annual retainer fee of $4,000.

In addition, each non-employee director receives common stock equivalents equal to $28,000 per year divided by the market price of our common stock. The common stock equivalents are payable in stock or cash at retirement or can be deferred at the election of the director.

Members of our Board of Directors are required to beneficially own 100 shares of common stock when they are initially elected a director and to apply at least 50 percent of his or her retainer toward the purchase of additional shares until the director has accumulated at least 2,000 shares of common stock.

The following table sets forth the compensation earned for the fiscal year ended December 31, 2005, to each of our directors who was serving as a director at the end of 2005.

DIRECTOR COMPENSATION TABLE

Non-employee Director	Annual Board Retainer Fee	Chairperson/ Presiding Director Retainer	Meeting Attendance Fees	Total Cash Compensation	Deferred Equity Compensation	Total Compensation
David C. Ebertz	$26,333	$—	$22,000	$48,333	$20,250	$68,583
Jack W. Eugster	$26,333	$—	$18,750	$45,083	$20,250	$65,333
John R. Howard	$26,333	$12,000	$25,000	$65,333	$20,250	$83,583
Kay S. Jorgensen	$26,333	$—	$25,000	$51,333	$20,250	$71,583
Richard Korpan	$26,333	$3,000	$23,000	$52,333	$20,250	$72,583
Stephen D. Newlin	$26,333	$—	$20,000	$46,333	$20,250	$66,583
William G. Van Dyke(1)	$16,333	$—	$15,000	$31,333	$14,000	$45,333
John B. Vering(1)	$16,333	$—	$15,000	$31,333	$14,000	$45,333
Thomas J. Zeller	$26,333	$4,000	$26,000	$56,333	$20,250	$76,583

(1)          Mr. Van Dyke and Mr. Vering were elected to the Board on May 25, 2005.

Executive Compensation

Compensation Committee Report

The Compensation Committee of the Board of Directors is composed entirely of independent directors. The Committee is responsible for developing and overseeing the implementation of the Company’s executive compensation philosophy, policies and programs. The components of our executive compensation program consist of a base salary, an annual incentive plan and a long-term incentive award program. The Committee oversees and administers the incentive compensation programs including the determination of the annual and long-term incentive awards.

Compensation Philosophy.   The Committee seeks to promote an executive compensation program that supports the overall objective of enhancing shareholder value. The executive compensation strategy is based on principles designed to:

•       Promote the relationship between pay and performance;

•       Attract, retain and encourage the development of highly qualified and motivated executives;

•       Recognize and reward outstanding performance;

•       Provide compensation that is competitive; and

•       Promote overall corporate performance linked to the interest of our shareholders.

The Committee retains the services of an independent international consulting firm, Hewitt Associates, to provide information regarding practices and trends in compensation programs, and to review and evaluate our compensation program as compared to compensation practices of other companies with similar characteristics, including size and type of business. The Company operates in a diverse collection of businesses; therefore the comparator groups are comprised of both utility and general industry companies. The Committee seeks to establish a market-based competitive compensation program that is at or near the median of the comparative groups surveyed. Recommendations made by the Committee are based upon the market analysis, company performance, achievement of individual performance objectives and the level and nature of responsibilities. The Committee believes that appropriate compensation levels succeed in both attracting and motivating high quality employees.

Base Salary.   Base salaries for all executive officers are reviewed annually. The base salary component is targeted at 5 percent below the median, with the dollar value of the 5 percent differential added to the long-term compensation component to further align compensation to shareholder interests. The actual base salary of each executive officer is determined by the executive’s performance, the executive’s current position in salary range and internal pay relationships. Each senior executive officer’s performance is evaluated annually by the Chief Executive Officer and reviewed by the Committee. The Chief Executive Officer’s performance is evaluated by the Committee with input from the independent directors. Evaluations and approval of base salary adjustments normally occur in December with the adjustments to be effective in January of the following year.

Annual Incentive.   The Short-Term Annual Incentive Compensation Program is designed to recognize and reward the contributions of individual executives as well as the contributions that group performance makes to overall corporate success. Our corporate officer group, as well as the business unit leaders and other key employees, are eligible to participate in this plan. The program’s goal for the corporate officers is based upon the earnings per share of the Company. The program goals for the business unit leaders and other key employees are based upon earnings per share of the Company and specific business unit financial, operational and strategic goals.  Specific performance goals include items such as divisional earnings and strategic objectives, acquisition and divestiture activities, and employee and organizational development. Target award levels are a percent of each participant’s base salary. A target award is comparable to the average payout award of the comparator group at the 50th percentile level.

The Committee approves the target level for each corporate officer in December, which is applicable to performance in the following plan year. In February, the Committee meets to approve the actual payment of awards related to the prior plan year, and to establish the goals for the current plan year. Target levels for the corporate officers vary based upon competitive benchmarks and position, and range from 30 percent to 50 percent of base salary for the 2005 plan year, and 30 percent to 70 percent of base salary for the 2006 plan year. The award opportunity for corporate officers may range from zero percent to two times the target percent. The Committee has the discretion to adjust any award, and will review and take into account individual performance, level of contribution and the accomplishment of specific project goals that were initiated throughout the plan year.

The Committee recommended, and the independent directors approved, a discretionary award under the 2005 Short-Term Incentive Plan. The Company’s 2005 earnings of $1.00 per share were negatively impacted by certain one-time events, including the loss from the sale of the communications business and the non-cash asset impairment of the Las Vegas I gas-fired power plant. The sale of the communications business was a strategic decision to allow the Company to focus on the core energy business and was achieved in a timely manner. The impairment of the Las Vegas I plant was a direct result of a significant and sustained increase in natural gas prices, beyond historical levels.  Absent these one-time charges, the earnings growth in the core business was strong and the payout under the 2005 Short-Term Incentive Plan would have exceeded 175 percent of target. While the significant and sustained increase in natural gas prices resulted in an impairment of the Las Vegas I plant, it also significantly increased the value of the oil and gas reserves which is not reflected on the balance sheet. Many goals were attained at the business unit level that not only led to a successful year but also positioned the Company to take advantage of future opportunities. The Company had record oil and gas production and earnings, began construction on a new coal-fired power plant, expanded the core asset base through acquisitions, and experienced record new customer growth and a 5 percent increase in retail megawatt-hour sales at the electric utility. The Company’s total shareholder return for 2005, which includes stock price appreciation and dividends was 17 percent which placed us among the top performers in our peer group. In reviewing these factors and in recognizing employee contributions and the total shareholder return for the year, the Committee determined that an award was appropriate and applied its discretion in determining and recommending awards for the 2005 plan year at the target level.

Long-Term Incentive.   Long-term incentive compensation is comprised of grants made by the Committee under our 2001 Omnibus Incentive Compensation Plan for incentives granted prior to May 25, 2005, and our 2005 Omnibus Incentive Plan for incentives granted subsequent to May 25, 2005 (“Omnibus Incentive Plans”). Both plans were previously approved by our shareholders. Long-term incentive compensation is intended to promote corporate goals and link the personal interests of participants to those of our shareholders; to provide participants with an incentive for excellence in individual performance; to promote teamwork among participants; and to provide flexibility in our effort to motivate, attract, and retain the services of participants who make significant contributions to our success and allow participants to share in such success. The Committee oversees the administration of the Omnibus Incentive Plans with full power and authority to determine when and to whom awards will be granted, along with the type, amount and other terms and conditions of each award. The Committee believes that executive compensation tied to stock price appreciation and total shareholder return is an effective way to align the interests of management with those of our shareholders. Prior to 2004, the long-term incentive compensation was composed of restricted stock and non-qualified stock options. Since 2004, the long-term incentive compensation has been composed of restricted stock or restricted stock units and performance shares.

Long-term incentive awards reflect competitive market based data presented by Hewitt Associates. The Committee approves the target long-term incentive compensation level for each corporate officer in December, which is effective in January of the following year. Long-term incentive compensation approved in December 2004 and 2005, to be effective for the 2005 and 2006 plan years, respectively, ranged from approximately 30 percent to 115 percent of base salary for the corporate officers. Restricted stock or restricted stock units are targeted to deliver 50 percent of the long-term incentive opportunity, with the remaining 50 percent delivered through the performance share component.

Restricted Stock and Restricted Stock Units.   Restricted stock and restricted stock units vest one-third a year over a three-year period and automatically vest upon death, disability, retirement or a change in control. Dividends are paid on the restricted shares and dividends accrue on restricted stock units. Unvested restricted stock or units are forfeited if an officer’s employment is terminated for any reason other than death, disability, retirement or vesting in connection with a change of control. Corporate officers may elect to receive the award in the form of restricted stock or to defer the payment under the Non-qualified Deferred Compensation Plan in the form of restricted stock units. Awards of restricted stock and restricted stock units granted to plan participants effective January 6, 2005 ranged from 858 shares to 7,508 shares. Awards of restricted stock and restricted stock units granted to plan participants effective January 6, 2006 ranged from 724 shares to 7,396 shares.

Performance Shares.   Participants are awarded a target number of performance shares based upon the value of the performance share component approved by the Committee, divided by the Beginning Stock Price. The Beginning Stock Price, as defined under the Performance Plan, is the average of the closing price of our stock for the 20 trading days immediately preceding the beginning of the plan period. Entitlement to performance shares is based on our total shareholder return over designated performance periods as measured against our peer group. In addition, our stock price must also increase during the performance periods. The final value of the performance shares will be based upon the number of shares of common stock that are ultimately granted based upon the performance criteria. At the end of each respective performance period, actual awards may range from 0 percent to 175 percent of the target amounts plus accrued dividends. A 100 percent payout of the target shares occurs if our total shareholder return exceeds the 50th percentile of the peer group. A zero percent payout occurs if we are below the 30th percentile and the maximum 175 percent payout occurs if we are at the 80th percentile or above. The performance awards and dividend equivalents, if earned, are paid in 50 percent cash and 50 percent common stock.

Our peer group is comprised of the following 14 companies:  Alliant Energy Corporation, DPL Inc., Duquesne Light Holding Inc., Great Plains Energy Inc., Hawaiian Electrics Inds., Idacorp Inc., Northeast Utilities, NStar, OGE Energy Corporation, Pepco Holdings Inc., PNM Resources Inc., Puget Energy Inc., Wisconsin Energy Corp. and WPS Resources Corp. This peer group was originally identified as the companies in the S&P MidCap Electric Utilities Index; however because of re-categorizing of companies in the index by S&P from time to time, the companies in the peer group must be individually tracked.

For the completed performance period, March 1, 2004 to December 31, 2005, our total shareholder return was 27 percent, which ranked at the 89th percentile of our peer group, resulting in a payout of 175 percent of target levels. Total equivalent shares paid out ranged from 390 shares to 4,098 shares, which were paid in the form of 50 percent cash and 50 percent common stock.

Current performance periods outstanding and the range of targeted shares authorized to plan participants are as follows:

Performance Period	Range of Target Shares
March 1, 2004 to December 31, 2006	425 - 4,479
January 1, 2005 to December 31, 2007	858 - 7,508
January 1, 2006 to December 31, 2008	717 - 7,326

Actual payouts, if any, will be determined based upon the total shareholder return for the plan period.

Policy on Qualifying Compensation.   Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and any of its four most highly compensated executive officers. Compensation, which qualifies as “performance-based” is excluded from the $1 million limit, if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

It is our policy to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax law. However, we retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and our best interests and may from time to time pay compensation to our executive officers that may not be deductible for tax purposes.

Other Benefits.   We currently maintain a variety of employee benefit plans and programs in which our executive officers participate, including a 401K Retirement Savings Plan, the Pension Plan, the Pension Equalization Plan and the Nonqualified Deferred Compensation Plan. The level of retirement benefits provided by the Pension Plan and Pension Equalization Plan in the aggregate is reflected in the Estimated Annual Retirement Benefits Table disclosure for the Named Executive Officers. The 401K Retirement Savings Plan and Nonqualified Deferred Compensation Plan are voluntary plans which allow our executive officers to elect to defer a portion of their compensation. The Named Executive Officers may also receive severance benefits in the event of a Change of Control, which is described in more detail under the heading “Change of Control Agreements.”  Other perquisites and benefits provided to the executive officers in 2005 that were not provided to other employees, include financial planning services, personal use of a Company vehicle and country club dues. The value of these perquisites and benefits in 2005 was less than $12,000 for each of the Named Executive Officers.

Review of All Components of Compensation.   The Committee reviewed tally sheets on all components of each executive officer’s compensation in 2005, including salary, bonus, equity and long-term incentive compensation values granted, the actual value realized from stock option exercises and restricted stock and restricted stock units vested, the value of all perquisites and other personal benefits, and the projected annual benefit under the Pension and Pension Equalization Plans.

Stock Ownership Guidelines.   Stock ownership guidelines are applicable to all officers participating in the Long-Term Incentive Plan. We believe it is important for officers to hold Company stock to further align performance with the interest of our shareholders. A “retention ratio” approach to stock ownership is incorporated into the guidelines. This approach requires officers to retain 100 percent of all shares owned, including shares awarded through Company incentive plans (net of share withholding for taxes) until specific ownership goals are achieved. Ownership guidelines are denominated in shares which are equal to approximate multiples of base pay.

The ownership guidelines are as follows:

Officer Level	Number of Shares
Chief Executive Officer	90,000
Chief Operating Officer—Wholesale	40,000
Chief Operating Officer—Retail	40,000
Chief Financial Officer	40,000
Other Senior Executive Officers	25,000
Other Corporate Officers and Business Unit Leaders	5,000

Compensation of the Chief Executive Officer.   David R. Emery has served as Chief Executive Officer since January 2004, and as Chairman, President and Chief Executive Officer since April 26, 2005. Mr. Emery’s compensation was determined by the Committee in accordance with the evaluation process and methodology described above. The Committee considered Mr. Emery’s performance against pre-established objectives with input from the independent directors. In determining the base salary, the annual incentive targets and the long-term incentive targets, the Committee considered the recommendations from the Hewitt Associates study for market-based compensation for the Chief Executive Officer, Mr. Emery’s performance, the relationship of the Chief Executive Officer’s compensation in proportion to other executive officer positions, and Mr. Emery’s experience level.

Based upon this analysis, the Committee recommended to the independent directors, and the independent directors approved a base salary, a short-term annual incentive target and long-term incentive target for Mr. Emery, effective January 1, 2005, equal to approximately 80 percent of the median of the comparative groups surveyed. With superior performance, it is the Committee’s goal to increase incumbents compensation to 95 percent of the median of the comparative group within three years of taking the position. As a result of Mr. Emery assuming the additional role of Chairman of the Board in April 2005, the Committee recommended, and the independent directors approved an increase in his total compensation package to approximately 87 percent of the median of the comparative groups surveyed. In the Committee’s annual performance and compensation review conducted in December 2005, Mr. Emery’s total compensation package was increased to approximately 91 percent of the comparative group. The specific compensation components are described below.

Base Salary.   Mr. Emery’s annual base salary was $450,000 effective January 1, 2005. The Board increased the base salary to $500,000 effective June 2005, reflecting additional duties as Chairman of the Board. During 2005, 40 percent of Mr. Emery’s targeted compensation value was base pay. The remainder was performance and equity based, reflecting the Committee’s belief in the importance of having substantial at-risk compensation to provide a direct and strong link between performance and executive compensation.

As part of the Committee’s normal review process in December 2005, Mr. Emery’s base salary was increased to $525,000 effective January 2006, which comprised approximately 37 percent of his total targeted compensation value.

Annual Incentive.   Mr. Emery’s target percentage for the annual incentive plan was 50 percent of base salary for 2005. For the 2005 plan year, Mr. Emery received an award of $250,000, as a result of the committee exercising its discretion in determining and approving awards as discussed above under Annual Incentive.

Mr. Emery’s target percentage for the 2006 plan year was set at 70 percent of base salary. His award opportunity can range from zero percent to two times the target percent.

Long-Term Incentive—Restricted Stock.   Mr. Emery was granted 7,508 shares of Restricted Stock on January 6, 2005 as a component of his 2005 compensation package. On January 6, 2006 he was granted 7,396 shares as a component of his 2006 compensation plan.

Long-Term Incentive—Performance Shares.   Mr. Emery received a payout of 4,098 equivalent shares for the March 1, 2004 to December 31, 2005 performance period which were paid out in the form of 50 percent cash and 50 percent common stock.

Current performance periods outstanding and the target shares granted to Mr. Emery under the plan are as follows:

Performance Period	Target Shares
March 1, 2004 to December 31, 2006	4,479
January 1, 2005 to December 31, 2007	7,508
January 1, 2006 to December 31, 2008	7,326

Actual payouts, if any, will be determined based upon the total shareholder return for the plan period.

Conclusion.   The Committee believes that the executive compensation program effectively serves the interests of the Company and its shareholders. The appropriate mix of base pay and annual and long-term incentives provides increased motivation for the executive officers to contribute to and participate in the Company’s long-term success for the benefit of its shareholders.

COMPENSATION COMMITTEE

Richard Korpan, Chairperson	Kay S. Jorgensen
David C. Ebertz	Stephen D. Newlin

The following table sets forth the compensation we paid for the fiscal year ended December 31, 2005, to our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 2005 (the “Named Executive Officers”). Compensation amounts shown in the table are based upon calendar earnings. In 2003 and prior years, adjustments to the compensation of executive officers normally occurred on June 1 of each year. No base salary adjustments were made for executive officers in 2004 unless due to promotion. Beginning in 2005, normal base salary adjustments occur in January of each year.

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
		AnnualCompensation		Restricted Stock	Securities Underlying Options	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Granted	Payouts(3)	Compensation(4)
David R. Emery	2005	$475,000	$250,000	$225,000	—	$146,853	$6,300
President and	2004	392,485	—	200,000	—	—	6,150
Chief Executive Officer	2003	199,866	138,363	112,500	21,287	—	6,000
Thomas M. Ohlmacher	2005	$330,377	$197,350	$190,000	—	$135,803	$6,300
President and Chief	2004	322,300	48,405	185,000	—	—	27,401
Operating Officer of	2003	309,100	120,086	277,500	49,007	—	54,427
Wholesale Business Segment
Mark T. Thies	2005	$269,100	$107,800	$105,150	—	$73,427	$6,300
Executive Vice President	2004	259,100	—	100,000	—	—	6,150
and Chief Financial Officer	2003	254,869	38,865	150,000	18,382	—	6,000
Linden R. Evans(5)	2005	$223,500	$111,750	$119,950	—	$15,444	$6,300
President and Chief	2004	173,483	28,752	21,000	—	—	4,992
Operating Officer of Retail						—
Business Segment
Russell L. Cohen	2005	$238,808	$95,600	$77,500	—	$55,053	$6,300
Senior Vice President and	2004	234,000	—	75,000	—	—	2,160
Chief Risk Officer	2003	230,192	35,100	112,500	13,787	—	1,817

(1)          Bonus amounts include amounts earned under the Short-Term Annual Incentive Plan. In addition, Mr. Emery’s bonus in 2003 includes a $50,000 deal bonus;  Mr. Ohlmacher’s bonus in 2005 and 2004 includes a $32,000 relocation bonus in each year to compensate for additional state income taxes and $16,405 in 2004 for tax gross-up for relocation costs;  Mr. Ohlmacher’s bonus in 2003 includes an $85,000 deal bonus and $35,086 for tax gross-up for relocation costs.

(2)          Valued at fair market value on the date of grant. The restricted stock vests one-third a year for three years from date of grant, assuming continued employment. The officers have the option of taking restricted stock or deferring the award into restricted stock units. Dividends are paid on the restricted stock. Dividends accrue as reinvested stock units on the restricted stock units.

At December 31, 2005, the named officers had the following amounts of restricted stock or unvested restricted stock units:  Mr. Emery—13,439 shares ($465,124);  Mr. Ohlmacher—6,340 shares and 7,545 restricted stock units ($480,560); Mr. Thies—3,509 shares and 4,078 restricted stock units ($262,586); Mr. Evans—4,485 shares ($155,226); and Mr. Cohen—2,586 shares and 3,059 restricted stock units ($195,373).

(3)          Represents the value of performance shares and dividend equivalents earned under the Performance Share Plan for the March 1, 2004 to December 31, 2005 performance period which were paid 50 percent in stock and 50 percent in cash.

(4)          All other compensation includes amounts allocated under the 401(k) match. In addition, Mr. Ohlmacher’s Other Compensation for 2004 and 2003 includes $24,054 and $52,337 for relocation costs, respectively.

(5)          Mr. Evans was elected President and Chief Operating Officer of Retail Business Segment in October 2004.

There were no options granted to the Named Executive Officers during 2005 and 2004.

The following table provides information on stock option exercises by the Named Executive Officers during 2005 and the value of such officers’ unexercised options at December 31, 2005.

STOCK OPTION EXERCISES IN 2005 AND YEAR-END OPTION VALUES

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised In-the-Money Options at 12/31/05(2)
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
David R. Emery	—	$—	66,786	7,096	$625,005	$47,766
Thomas M. Ohlmacher	50,671	$623,775	11,690	16,336	$—	$109,511
Mark T. Thies	20,000	$323,713	51,919	6,128	$482,651	$39,955
Linden R. Evans	—	$—	8,333	1,667	$48,822	$7,968
Russell L. Cohen	—	$—	29,191	4,596	$59,925	$29,966

(1)          Value realized is the market value of the shares at exercise date minus the exercise price.

(2)          Value of unexercisable options is the market value of the shares at year-end minus the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS IN 2005(1)

	Number of Shares,		Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Units or Other Rights	Performance or Other Period Until Maturation or Payout	Threshold Shares	Target Shares	Maximum Shares
David R. Emery	7,508	January 1, 2005 to December 31, 2007	—	7,508	13,139
Thomas M. Ohlmacher	6,340	January 1, 2005 to December 31, 2007	—	6,340	11,095
Mark T. Thies	3,509	January 1, 2005 to December 31, 2007	—	3,509	6,141
Linden R. Evans	4,002	January 1, 2005 to December 31, 2007	—	4,002	7,004
Russell L. Cohen	2,586	January 1, 2005 to December 31, 2007	—	2,586	4,526

(1)          Performance shares were granted in 2005 under the Long-Term Incentive Plan and represent the opportunity to receive an award, payable 50 percent cash and 50 percent common stock, at the end of the performance period, based upon our total shareholder return relative to a peer group of companies. In addition, our common stock price must also increase during the performance period. The payout ranges from 0 percent for a rank of the 30th percentile or below, to 50 percent at the 40th percentile, 100 percent at the 50th percentile and 175 percent at the 80th percentile or above.

Dividend equivalents also were granted and accrue during the performance period on any shares that are actually earned by the participant.

Equity Compensation Plan Information

The following table includes information as of December 31, 2005 with respect to our equity compensation plans. These plans include the 1996 Stock Option Plan, the 1999 Stock Option Plan, the 2001 Omnibus Incentive Plan and the 2005 Omnibus Incentive Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	973,749 (2)	$29.56 (2)	1,168,873 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	973,749	$29.56	1,168,873

(1)          Consists of the 1996 Stock Option Plan, the 1999 Stock Option Plan, the 2001 Omnibus Incentive Plan and the 2005 Omnibus Incentive Plan.

(2)          Includes 119,542 full value awards outstanding as of December 31, 2005, comprised of restricted stock units, performance shares and Director common stock units. The weighted average exercise price does not include the restricted stock units, performance shares or common stock units. In addition, 70,240 shares of unvested restricted stock were outstanding as of December 31, 2005, which are not included in the above table because they have already been issued.

(3)          Shares available for issuance are from the 2005 Omnibus Incentive Plan. The 2005 Omnibus Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock based awards.

Defined Benefit Retirement Plan

We have a defined benefit retirement plan, a qualified pension plan, in which our Named Executive Officers are included. The plan provides benefits at retirement based on length of employment service and average monthly pay in the five consecutive calendar years of highest earnings out of the last ten years. Our employees do not contribute to the plan. The amount of annual contribution by us to the plan is based on an actuarial determination. Accrued benefits become 100 percent vested after an employee completes five years of service.

The following table illustrates estimated annual benefits payable under the defined benefit retirement plan to participating employees who retire at the normal retirement date and elect a life only benefit.

	Years of Service
Annual Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years
$100,000	$18,825	$25,800	$32,775	$39,750	$46,725
150,000	29,775	40,750	51,725	62,700	73,675
200,000	40,725	55,700	70,675	85,650	100,625
220,000	45,105	61,680	78,255	94,830	111,405

The benefits in the foregoing table were calculated as a straight life annuity. Amounts shown are exclusive of Social Security benefits. The Internal Revenue Code places maximum limitations on benefit amounts under qualified pension plans and on the amount of compensation that may be recognized when determining benefits. In 2006, the maximum annual benefits payable under qualified pension plans is $175,000 and the maximum amount of compensation that can be recognized when determining compensation is $220,000.

Nonqualified Supplemental Retirement Plan

We also have a Pension Equalization Plan, a nonqualified supplemental plan, in which benefits are not tax deductible until paid. The plan is designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the defined benefit retirement plan, will approximate retirement benefits being paid by other employers to its employees in similar executive positions. The employee’s pension from the qualified pension plan is limited under current law to $175,000 annually and the compensation taken into account in determining contributions and benefits cannot exceed $220,000 and cannot include nonqualified deferred compensation. The amount of deferred compensation paid under nonqualified plans such as the Pension Equalization Plan is not subject to these limits. A participant under the Pension Equalization Plan does not qualify for benefits until the benefits become vested under a vesting schedule—20 percent after three years of employment under the plan increasing up to 100 percent vesting after eight years of employment under the plan. No credit for past service is granted under the Pension Equalization Plan. The annual benefit is 25 percent of the employee’s average earnings, if salary was less than two times the Social Security Wage Base, or 30 percent, if salary was more than two times the Social Security Wage Base, multiplied by the vesting percentage. Average earnings are normally an employee’s average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual Pension Equalization Plan benefit is paid on a monthly basis for 15 years to each participating employee and, if deceased, to the employee’s designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more. A participant with vested benefits who is 55 years of age or more and no longer an employee of the Company may elect to be paid benefits beginning at age 55 or older, subject to a discount of such benefits.

In the event that at the time of a participant’s retirement, the participant’s salary level exceeds the qualified pension plan annual compensation limitation of $220,000 or includes nonqualified deferred compensation, then the participant shall receive an additional benefit which is measured by the difference between (i) the monthly benefit which would have been provided to the participant under the defined benefit retirement plan as if there were no annual compensation limitation and no exclusion on nonqualified deferred compensation, and (ii) the monthly benefit to be provided to the participant under the defined benefit retirement plan.

Participants in the Pension Equalization Plan are designated by our Board of Directors upon recommendation of the Chief Executive Officer. No participants have been added to the plan since 2002. Each of the Named Executive Officers is a participant in the Pension Equalization Plan except for Mr. Evans. The Board of Directors plan a full review of this plan in 2006.

Estimated Annual Retirement Benefits

The following table provides information on estimated annual benefits payable under the defined benefit retirement plan and the Pension Equalization Plan for the Named Executive Officers using actual years of service at December 31, 2005, commencement of payment of the retirement benefits at age 65 and election of a life only benefit.

	Defined Benefit Retirement Plan		Nonqualified Supplemental Retirement Plan		Total
Name	Years(1) of Credited Service	Estimated Annual Benefit Payable	Percent Vested	Estimated Annual Benefit Payable	Estimated Annual Benefit Payable
David R. Emery	16.4	$44,606	100%	$180,768	$225,374
Thomas M. Ohlmacher	31.6	90,400	100	310,806	401,206
Mark T. Thies	8.7	22,089	100	114,912	137,001
Linden R. Evans	4.6	—	0	—	—
Russell L. Cohen	3.6	—	20	15,485	15,485

(1)          Defined benefits plans vest after five years of service.

Nonqualified Deferred Compensation Plan

We have a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. Eligibility is determined by the Compensation Committee. Eligible employees may elect to defer up to 50 percent of their base salary, up to 100 percent of their Short-Term Annual Incentive Plan Award, including Company stock, and elect to defer restricted stock grants in the form of restricted stock units. The deferrals are deposited into a trust account where the participants may direct the investment of the deferrals (except for Company stock and restricted stock unit deferrals) as allowed by the plan. Participants have the choice of choosing a fixed rate option which was 5.76 percent in 2005. Investment earnings are credited to the participants’ accounts. Upon retirement, the Company will distribute the account balance to the participant according to the distribution election filed with the Compensation Committee. The participants may elect either a lump sum payment to be paid within 30 days of retirement, or annual or monthly installments over a period of years designated by the participant, but not to exceed 15 years.

Change of Control Agreements

The Board of Directors reviewed and we entered into new change of control agreements with the senior executive officers and other executives in 2005. The change of control severance agreements provide for certain payments and other benefits to be payable upon a change in control and a subsequent termination of employment, either involuntary or for a good reason. Key differences between the prior and new agreements are—the new agreements:

•       Operate for a specific term ending June 1, 2008. Prior agreements stated no expiration date.

•       Clarify that a business combination will not constitute a change in control event unless or until the transaction closes and is consummated.

•       Reduced percentages for the threshold events that constitute a change in control.

•        A change in control will occur if there is more than a 50 percent change in the beneficial owners of our common stock  as a result of a business combination.

•        A change in control will occur if there is more than a 50 percent change in the Incumbent Board as a result of a business combination.

•       Added provisions to clarify benefits and types of compensation included in change in control payments.

•       Reduced the severance payment for the Non-CEO senior executive officers from 2.99 times to two (2) times the employee’s average severance compensation for the most recent five taxable years ending prior to the change in control.

•       Changed the definition of “Employment Term” to reflect that change in control benefits cannot extend beyond the mandatory retirement age (65) for our executive officers.

•       Added language providing for an additional benefit to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986.

A change of control is defined in the agreements as:

•       an acquisition of 30 percent or more of our common stock, except for certain defined acquisitions, such as acquisition by employee benefit plans, us, any of our subsidiaries, or acquisition by an underwriter holding the securities in connection with a public offering thereof; or

•       members of our incumbent Board of Directors at the time the agreements were executed cease to constitute at least two-thirds of the members of the Board of Directors, with the incumbent Board of Directors being defined as those individuals consisting of the Board of Directors on the date the agreement was executed and any other directors elected subsequently whose election was approved by the incumbent Board of Directors; or

•       approval by our shareholders of:

•        a merger, consolidation, or reorganization;

•        liquidation or dissolution; or

•        an agreement for sale or other disposition of 50 percent or more of our assets, with exceptions for transactions which do not involve an effective change in control of voting securities or Board of Directors membership, and transfers to subsidiaries or sale of subsidiaries; and

•       all regulatory approvals required to effect a change in control have been obtained and the transaction constituting the change in control has been consummated.

In the change of control severance agreements, a good reason for termination which would trigger payment of benefits is defined to include:

•       a material reduction of the executive’s authority, duties or responsibilities;

•       a reduction in the executive’s annual compensation or any failure to pay the executive any compensation or benefits to which he or she is entitled within seven days of the date due;

•       any material breach by us of any provisions of the change of control agreement;

•       requiring the executive to be based outside a 50-mile radius from his or her usual and normal place of work; or

•       our failure to obtain an agreement, satisfactory to the executive, from any successor company to assume and agree to perform the change of control agreement.

Upon a change of control, the Chairman, President and Chief Executive Officer will have an employment contract for a three-year period and the non-CEO executive will have an employment contract for a two-year period, but not beyond age 65 (“employment term”). During this employment term, the executive shall receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the change in control and shall also receive employment welfare benefits, pension benefits, and supplemental retirement benefits on a basis no less favorable than those received prior to the change in control. Annual compensation is defined to include amounts which are includable in the gross income of the executive for federal income tax purposes, including base salary, targeted annual incentive bonus, targeted long-term incentive grants and awards; and matching contributions or other benefits payable under the 401K Retirement Savings Plan; but exclude restricted stock awards, performance units or stock options that become vested or exercisable pursuant to a change in control.

If the Chief Executive Officer’s employment is terminated during the employment term involuntarily, or for a good reason, then the Chief Executive Officer is entitled to the following benefits:

•       severance pay equal to 2.99 times the Chief Executive Officer’s five-year average taxable compensation, provided that the foregoing payment is subject to proportionate reduction based upon when termination takes place during the three-year employment term and based upon a ratio of the executive’s employment term to 1,095 days; and

•       continuation of employee welfare benefits for the remainder of the employment term, with an offset for similar benefits received, along with additional credited service under the Pension Equalization Plan and defined benefit retirement plan equal to the remainder of the employment term.

If the non-CEO executive’s employment is terminated during the employment term involuntarily, or for a good reason, then the executive is entitled to the following benefits:

•       severance pay equal to two (2) times executive’s five-year average taxable compensation, provided that the foregoing payment is subject to proportionate reduction based upon when termination takes place during the two-year employment term and based upon a ratio of the executive’s employment term to 730 days; and

•       continuation of employee welfare benefits for the remainder of the employment term, with an offset for similar benefits received, along with additional credited service under the Pension Equalization Plan and defined benefit retirement plan equal to the remainder of the employment term.

The change of control severance agreements contain an additional benefit to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986.

Stock Performance Graph

The graph below compares the cumulative shareholder return on our common stock for the last five fiscal years with the cumulative total return of the S&P 500 Index and the S&P Midcap 400 Electric Utilities Index over the same period, assuming the investment of $100 on December 31, 2000, and the reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG BLACK HILLS CORPORATION, THE S & P 500 INDEX
AND THE S & P MIDCAP 400 ELECTRIC UTILITIES INDEX

Audit Committee Report

The Audit Committee oversees our financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, and reviewed staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

The Audit Committee obtained from Deloitte & Touche LLP a formal written statement describing all relationships between them and us that might bear on their independence consistent with Independence

Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with Deloitte & Touche LLP any relationships that may impact their objectivity and independence and satisfied itself as to their independence. The Committee also discussed the quality and adequacy of the Company’s internal controls with management, the internal auditors and Deloitte & Touche LLP. In addition, the Committee reviewed with both the internal auditors and Deloitte & Touche LLP audit plans, audit scope and identification of risks.

The Audit Committee reviewed and discussed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present discussed and reviewed the results of the internal audit examinations and Deloitte & Touche LLP’s examination of the financial statements.

Based on the above-mentioned review and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also appointed, subject to ratification by our shareholders, Deloitte & Touche LLP as the independent registered public accounting firm for 2006.

AUDIT COMMITTEE

Thomas J. Zeller, Chairperson	John R. Howard
Jack W. Eugster	William G. Van Dyke
John B. Vering

Principal Accounting Firm Fees

The following table sets forth the aggregate fees for services provided to us for the fiscal years ended December 31, 2005 and 2004 by our independent registered public accounting firm, Deloitte & Touche LLP.

	2005	2004(1)
Audit Fees	$2,226,846	$2,097,060
Audit-Related Fees	82,245	100,725
Tax Fees	637,229	656,159
All Other Fees	38,696	109,262
Total Fees	$2,985,016	$2,963,206

(1)          The 2004 amounts were adjusted from amounts shown in the 2005 proxy statement to reflect actual costs.

Audit Fees.   Fees for professional services rendered for the audits of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, opinions on management’s assessment of and our effectiveness of internal control over financial reporting, and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees.   Fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”  These services include internal control reviews; attest services that are not required by statute or regulation; employee benefit plan audits; due diligence, consultations and audits related to mergers and acquisitions; and consultations concerning financial accounting and reporting standards.

Tax Fees.   Fees for services related to tax compliance, and tax planning and advice including tax assistance with tax audits. These services include assistance regarding federal, state and Canadian tax compliance and advice, review of tax returns, and federal, state and Canadian tax planning. Tax compliance and preparation fees included above total $488,434 in 2005 and $352,120 in 2004.

All Other Fees.   Fees for products and services other than the services reported above, including tax preparation software.

The services performed by Deloitte & Touche LLP were pre-approved in accordance with the Audit Committee’s pre-approval policy whereby the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Further approval by the Audit Committee is also required if any previously approved service exceeds estimated or budgeted amounts by 25 percent, or if the sum of all pre-approval services exceeds budgeted amounts by 10 percent in the aggregate.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, independent registered public accountants, conducted the audit of Black Hills Corporation and its subsidiaries for 2005. Representatives of Deloitte & Touche LLP will be present at our annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Our Audit Committee, subject to ratification by our shareholders, has appointed Deloitte & Touche LLP to perform an audit of our consolidated financial statements and those of our subsidiaries for the year 2006 and to render their reports. If shareholder approval for the appointment of Deloitte & Touche LLP is not obtained, the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR 2006

TRANSACTION OF OTHER BUSINESS

Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Shareholder proposals intended to be presented at our 2007 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by our Corporate Secretary in writing at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to December 13, 2006. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

If a shareholder, who intends to present a proposal at our 2007 annual meeting of shareholders and has not sought inclusion of the proposal in our proxy materials pursuant to Rule 14a-8, fails to provide us with notice of such proposal by February 26, 2007, then the persons named in the proxies solicited by our

Board of Directors for our 2007 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

SHARED ADDRESS SHAREHOLDERS

In accordance with a notice sent to eligible shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we receive instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Shareholder Relations at the below address. Eligible shareholders of record receiving multiple copies of our annual report and proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to our shareholders at a shared address to which a single copy of the document was delivered.

Shareholder Relations
Black Hills Corporation
P.O. Box 1400
Rapid City, SD 57709
(605) 721-1700

Please vote your shares by telephone, by the Internet or by promptly returning the accompanying form of proxy, whether or not you expect to be present at the meeting.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2005, which is required to be filed with the Securities and Exchange Commission, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written or oral request to Shareholder Relations, Black Hills Corporation, P.O. Box 1400, Rapid City, SD  57709, Telephone Number: (605) 721-1700. Our Annual Report on Form 10-K also may be accessed through our website at www.blackhillscorp.com.

By Order of the Board of Directors,
ROXANN R. BASHAM
Vice President—Governance and Corporate Secretary

Dated:  April 12, 2006

Appendix A

BLACK HILLS CORPORATION
POLICY FOR DIRECTOR INDEPENDENCE

INDEPENDENCE

Introduction

A member of the Board of Directors (“Board”) of Black Hills Corporation (“Company”) shall be deemed independent pursuant to this Policy of the Board, only if the Board affirmatively determines that (1) such director meets the Standards for Director Independence set forth below, and (2) the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making this determination, the Board shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Company shall disclose the basis for this determination in its annual proxy statement.

Categorical Standards for Independence

1.                A director who is an employee, or whose immediate family member(1) is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman, CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

2.                A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such payments are not contingent on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman, CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.                A director who has an affiliation with the Company’s internal or external audit firm (the “Audit Firm”) is not independent if

•        The director or an immediate family member is a current partner of the Audit Firm;

•        The director is a current employee of the Audit Firm;

•        The director has an immediate family member who is a current employee of the Audit Firm and participates in the Audit Firm’s audit, assurance or tax compliance (but not tax planning) practice; or

•        The director or an immediate family member was within the last three years a partner or employee of the Audit Firm and personally worked on the Company’s audit within that time.

4.                A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(1)          An immediate family member includes a person’s spouse, parents, children, siblings, parent-in-law, children-in-law, siblings-in-law and anyone (other than domestic employees) who shares such person’s home.

A-1

5.                A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company employing such executive officer or employee, is not “independent” until three years after falling below such threshold. (Note that while charitable organizations are not deemed “companies” under this standard, the Company would have to disclose in its proxy statement contributions in excess of these thresholds to any charity for which a director serves as an executive.)

Audit Committee Independence

In addition to meeting the Board independence standard above, the Audit Committee members must meet the following criteria:

1.                An Audit Committee member may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company. (Fees for service as a director or committee member, or fixed amounts of compensation received as compensation under a retirement plan (including deferred compensation) for prior service with the Company, so long as such compensation is not contingent in any way on continued service is excluded.)

2.                An Audit Committee member may not be an affiliated person(2) of the Company.

Disclosure

A director of the Company who meets the “Categorical Standards” set forth above shall be presumed to be “independent.”  Notwithstanding this presumption, the Board will look at the totality of other material relationships when determining independence.

If the relationship of a director falls within the Categorical Standards, then the Company shall state in its proxy statement that the director meets the Categorical Standards, without describing the particular aspects of the relationship between the director and the Company.

If the relationship of a director does not fall within the Categorical Standards, then a determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the Board. In the event that a director who has a business or other relationship that does not fit within the Categorical Standards is determined to be independent, the Company shall disclose the basis for such determination in the Company’s proxy statement.

Date:   February 2, 2006

Approved:	/s/ John R. Howard
John R. Howard
Governance Committee Chairperson

(2)          An affiliate is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person. A person is not deemed to be in control of a specified person if the person does not beneficially own more than 10% of any class of voting securities of the specified person and is not an executive officer of the specified person. In addition, executive officers of an affiliate, directors that are also employees of an affiliate, general partners of an affiliate and managing members of an affiliate are deemed to be affiliates.

A-2

BLACK HILLS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 24, 2006

9:30 a.m., Local Time

The Journey Museum

222 New York Street

Rapid City, SD  57701

Black Hills Corporation

P.O. Box 1400, Rapid City, SD 57709

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2006.

The undersigned hereby appoints David R. Emery, Mark T. Thies and Steven J. Helmers, and each of them, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, May 24, 2006, at The Journey Museum, 222 New York Street, Rapid City, SD  57701, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith.

Your vote is important!  Ensure that your shares are represented at the meeting.  Either (1) submit your proxy by touchtone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this proxy in the envelope provided.  If no directions are given, the proxies will vote in accordance with the Board of Directors recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-560-1965—QUICK***EASY***IMMEDIATE

•                  Use any touchtone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Tuesday, May 23, 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.  Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/bkh/—QUICK***EASY***IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Tuesday, May 23, 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.  Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Black Hills Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN  55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Directors:	01 David C. Ebertz 02 John R. Howard 03 Stephen D. Newlin	Vote FOR all nominees	☐	Vote WITHHELD from all nominees	☐
(except as marked)

(Instructions: To cumulate votes for any indicated nominee, write the number of the nominee and the number of shares for such nominee in the box provided to the right.)

2.	Ratify the appointment of Deloitte & Touche LLP to serve as Black Hills Corporation’s independent registered public accounting firm for 2006.	For ☐	Against ☐	Abstain ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark Box Indicate changes below:	☐	Date

Signature(s) Box

Please sign exactly as your name(s) appear on Proxy.  If held in joint tenancy, all persons must sign.  Trustees, administrators, etc., should include title and authority.  Corporations should provide full name or corporation and title of authorized officer signing the proxy.